Exhibit 10(iii)(A)(2)

Amendment to Executive Special Benefit Agreements

WHEREAS, John J. Dooner (“Executive”) and The Interpublic Group of Companies, Inc. (“Interpublic”) are parties to Executive Special Benefit Agreements dated as of July 1, 1986 (and amended as of May 23, 1990 and November 7, 2002), July 1 1992 (and amended as of November 7, 2002), June 1, 1994 (and amended as of November 7, 2002), March 1, 1997, and May 20, 2002 (each an “ESBA,” and collectively the “ESBAs”); and

WHEREAS, the ESBAs provide for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Executive and Interpublic wish to avoid causing any ESBA or any payment made thereunder to violate any applicable requirement of 409A of the Code;

NOW, THEREFORE, the ESBAs are hereby amended and clarified, effective January 1, 2008, as follows:

1.	Incorporation by Reference. All provisions of the ESBAs are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment or (b) paragraph 9, below, requires such provisions to be modified. When the initial letter or letters of any word or phrase in this Amendment are capitalized, such word or phrase shall have the meaning provided in this Amendment, or if not defined therein, such word or phrase shall have the meaning set forth in the ESBAs, unless the context clearly indicates that a different meaning is intended.

2.	Definitions. References in the ESBAs (as amended hereby) to the term “Corporation” shall include Interpublic and the corporations and the other entities that are required to be combined with Interpublic as a single employer under Section 414(b) or (c) of the Code (each such entity being a “subsidiary”). “Termination of Employment” means Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Corporation, as determined by Interpublic. For purposes of the ESBAs: (i) If Executive is on a leave of absence and does not have a statutory or contractual right to reemployment, he shall be deemed to have had a Termination of Employment on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six (6) months or more, and such impairment causes Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a twenty-nine (29) month period rather than to a six (6) month period; and (ii) a sale of assets by Interpublic or a Subsidiary to an unrelated buyer that results in Executive working for the buyer or one of it affiliates shall not, by itself, constitute a Termination of Employment unless Interpublic, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

3.	Last Day of Employment. References in the ESBAs to Executive’s last day of employment, the date on which Executive shall cease to be in the employ of the Corporation, and similar terms relating to the date on which Executive’s employment with the Corporation terminates shall mean the date of Executive’s Termination of Employment.

4.	Delay of Payment to Specified Employee. The provisions of the ESBAs that provide for payment following Executive’s last day of employment for any reason other than death are hereby amended to provide that, notwithstanding any provision of the ESBAs to the contrary, if Interpublic determines that Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i)), ESBA payments shall not commence before the earlier of (x) the seventh calendar month that starts after Executive’s Termination of Employment or (y) Executive’s death. If any ESBA provides for payment on an earlier date, such payment shall be made on the later of:

a.	Interpublic’s first semi-monthly pay date for the seventh month after Executive’s Termination of Employment (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of Executive’s death), or

b.	The date on which such payment would otherwise be due in accordance with the terms of the applicable ESBA.

Interest shall not be added to any payment that is delayed by reason of the application of this paragraph 4.

5.	Clarification of Rules Relating to Payments After Death. The provisions of each ESBA that apply if Executive dies after his Termination of Employment, but before all installments required by such ESBA have been paid, are hereby clarified as follows:

Following Executive’s death, Interpublic shall pay (or cause to be paid) any remaining installments according to the schedule that would have applied under the applicable ESBA if Executive had survived, but disregarding for this purpose any requirement to delay payment because of Executive’s status as a “specified employee” under Section 409A(a)(2)(B) of the Code.

6.	Disability. The provisions of the ESBAs that apply if Executive becomes totally and permanently disabled are hereby clarified as follows:

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Executive shall not receive any benefits by reason of being totally and permanently disabled, or otherwise having a Disability (as defined in the amendment dated as of November 7, 2002), unless he terminates employment with the Corporation by reason of such Disability. Such benefits (if any) shall be paid for the same period, and according to the same schedule as applies for any other Termination of Employment.

7.	Acceleration of Payment. The Company shall have discretion to accelerate payment of Executive’s benefit under any of the ESBAs to the extent that the Company determines, with the advice of outside counsel, is permitted without causing a violation of the requirements of Section 409A of the Code.

8.	Authority to Determine Payment Date. To the extent that any payment under the ESBA may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by Executive, his beneficiary, or other individual.

9.	American Jobs Creation Act of 2004.

a.	The ESBAs, as amended hereby, shall be construed, administered, and interpreted in accordance with (a) before January 1, 2009, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 and all guidance of general applicability issued thereunder (collectively the “AJCA”) and (b) after December 31, 2008, the AJCA.

b.	Notwithstanding any provision of the ESBAs in effect before the amendments set forth herein, the ESBAs have been administered since January 1, 2005 in compliance with a reasonable, good-faith interpretation of the AJCA. Effective January 1, 2005 through December 31, 2007, the Company shall have discretion to override the terms of the ESBAs to the extent that the Company determines is necessary or appropriate to comply with the AJCA.

c.	If Interpublic or Executive determines that any provision of an ESBA, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to such ESBA as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of this Amendment or any ESBA shall be interpreted or construed to transfer any liability for a failure to comply with Section 409A of the Code from Executive or any other individual to the Corporation or any of its affiliates.

10.	The provisions of the ESBAs that specify the applicable law for construing the ESBAs are hereby clarified to provide as follows:

The ESBAs shall be governed and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might

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otherwise refer construction or enforcement to the substantive law of another jurisdiction.

11.	Complete Statement. The ESBAs, as amended hereby, are a complete statement of Executive’s benefits and rights under the ESBAs. The ESBAs may be further amended only pursuant to a written instrument executed by both Interpublic and Executive.

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the ESBAs to be executed.

The Interpublic Group of Companies, Inc.

BY:	/s/Timothy A. Sompolski	/s/ John J. Dooner
	Timothy A.Sompolski	John J. Dooner
Executive Vice President,
Chief Human Resources Officer

DATE:	October 27, 2008	DATE: October 14, 2008

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